Exhibit 99.1

News Release	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces Third Quarter 2010 Results

New Orleans, Louisiana, November 4, 2010… Energy Partners, Ltd. (NYSE:EPL) (EPL or the Company) today reported financial and operational results for the third quarter of 2010 and nine months ended September 30, 2010.

Highlights

•	Third quarter 2010 production averaged 13,069 barrels of oil equivalent (Boe) per day with oil production making up 48% of the total production

•	Cash on hand in excess of $30 million, liquidity (cash on hand plus undrawn availability on the Company’s revolver) of $75 million and total debt of $12.5 million as of September 30, 2010

•	First nine months of 2010 EBITDAX of $114.8 million and net loss of $7.3 million or $0.18 per share (see reconciliation of EBITDAX in the tables)

•

Ongoing cost reduction efforts resulted in first nine months of 2010 lease operating expenses of $10.61 per Boe and general and administrative expenses (excluding non-cash compensation) of $3.33 per Boe

•	Operational results since the Company’s reorganization late September 2009 include 22 successful exploration and development projects for a 79% success rate to date

•	In 2010, the Company has plugged and abandoned 79 wells and removed 34 jackets in the Company’s ongoing program at its East Bay field

Financial Results

Revenue for the third quarter and first nine months of 2010 was $56.3 million and $185.2 million, respectively. Revenue for the third quarter and first nine months of 2010 increased 22% and 37%, respectively, compared to the same periods a year ago, resulting from significantly higher realized prices and higher oil production averages.

For the third quarter of 2010, EPL reported a net loss to common stockholders of $7.8 million, or $0.20 per diluted share. The net loss for the third quarter of 2010 included $12.4 million of non-cash property impairments and $3.0 million of non-cash unrealized loss on derivative instruments. Excluding the impact of these items, EPL’s adjusted third quarter net income, a non-GAAP measure, would have been net income of $2.4 million, or $0.06 per diluted share. The Company reported that the majority of the non-cash impairments resulted from the partial impairment of the Company’s one deepwater Gulf of Mexico producing well due to the sharp decline of natural gas prices during the quarter.

For the nine months ended September 30, 2010, the net loss was $7.3 million, or $0.18 per diluted share. The net loss for the first nine months of 2010 included non-cash and non-recurring items, including $24.0 million of non-cash impairments and $5.6 million of non-recurring costs from the extinguishment of debt, offset by $8.3 million of non-cash unrealized gains on derivative instruments. Excluding the impact of these items, EPL’s adjusted net income for the first nine months of 2010, a non-GAAP measure, would have been net income of $6.9 million, or $0.17 per diluted share.

For the third quarter of 2010, EBITDAX was $34.4 million and discretionary cash flow was $34.2 million (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the third quarter of 2010 was $29.5 million, compared with cash flow from operating activities of $5.2 million in the same quarter a year ago.

For the first nine months of 2010, EBITDAX and discretionary cash flow totaled $114.8 million and $98.7 million, respectively (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first nine months of 2010 increased to $97.0 million from $14.4 million in 2009, primarily from significantly increased revenues compared to the first nine months of 2009 and lower lease operating and general and administrative expenses resulting from ongoing expense reduction efforts.

Gary C. Hanna, the Company’s CEO, stated, “Our results since our reorganization one year ago have been accomplished by our focus on realigning our cost structure and generating greater cash flow by stepping up our development and lower risk exploration activities. The combined effects of controlling costs and disciplined capital allocation should allow us to effectively create value for our shareholders on the Shelf and provide the best return on capital employed to our stakeholders.”

Production and Price Realizations

Production for the third quarter of 2010 averaged 13,069 Boe per day. Oil production averaged 6,219 barrels of oil per day, and natural gas production averaged 41.1 million cubic feet (Mmcf) per day. Third quarter 2010 production volumes were 12% lower, on a barrel equivalent basis, than third quarter 2009 production volumes of 14,830 Boe per day, primarily as a result of a 30% decrease in gas production offset by a 25% increase in oil production due to the Company’s focus on the higher revenue potential from activities targeting oil. Price realizations, all of which are stated before the impact of derivative instruments, averaged $69.72 per barrel of oil and $4.32 per thousand cubic feet (Mcf) of natural gas in the third quarter of 2010, compared to $61.77 per barrel of oil and $3.26 per Mcf of natural gas in the third quarter of 2009.

Production for the first nine months of 2010 decreased 8% to 14,142 Boe per day from 15,299 Boe per day for the same period a year ago as a result of a 26% decrease in gas production offset by a 29% increase in oil production. Price realizations, all of which are stated before the impact of derivative instruments, averaged $70.60 per barrel of oil and $4.67 per Mcf of natural gas in the first nine months of 2010, compared to $49.88 per barrel of oil and $3.89 per Mcf of natural gas in the same period of 2009.

Operating Expenses

Lease operating expenses for the third quarter of 2010 totaled $12.9 million, or $10.69 per Boe, while general and administrative expenses were $4.8 million, or $4.00 per Boe. Reported general and administrative expenses include non-cash stock-based compensation recorded in the third quarter of 2010 of $0.3 million, or $0.21 per Boe.

Lease operating expenses for the first nine months of 2010 totaled $41.0 million, or $10.61 per Boe, while general and administrative expenses were $13.9 million, or $3.59 per Boe, for the same period. Reported general and administrative expenses for the first nine months of 2010 include non-cash stock-based compensation of $1.0 million or $0.26 per Boe.

Lower lease operating expenses were realized in the third quarter and first nine months of 2010 compared to the prior periods as a direct result of EPL’s strategy and focus on lowering lease operating expenses. This was accomplished through implementing transportation efficiencies, workforce alignment, and gaining execution efficiencies from streamlined planning and coordination efforts. General and administrative expenses for the first nine months of 2010 is lower than the comparable 2009 period as a result of significant reductions in the Company’s workforce, board of director related expenses, office space, and use of third party contractors and consultants.

Liquidity and Capital Resources

As a result of the Company’s refinancing of its previously outstanding debt, total debt as of September 30, 2010, all of which was short term, totaled $12.5 million at quarter end, and cash was in excess of debt. As of September 30, 2010, the Company had unrestricted cash on hand of $30.2 million and $10.0 million of restricted cash. The Company’s $45 million revolver is undrawn and available.

Capital Expenditures and Operations Update

During the third quarter of 2010 and the first nine months of 2010, capital expenditures on exploration and development activities totaled approximately $16.1 million and $43.0 million, respectively. In addition, the Company spent approximately $4.7 million in the third quarter and $9.9 million in the first nine months of 2010 on plugging and abandonment and other decommissioning activities. EPL’s 2010 exploration and development budget remains unchanged at $60 million, while the Company’s P&A and decommissioning budget has expanded to $14 million, mainly to include additional activities outside of its main program in its East Bay field. EPL said it expects to have fully funded its capital budget from internally generated cash flow.

Operational results since the Company’s reorganization in September 2009 include 22 successful exploration and development projects for a 79% success rate to date. Year to date 2010 operations included two wells in Bay Marchand and four wells in East Bay, as well as 13 successful workover operations in key areas throughout the Company’s GOM asset base.

With respect to the Company’s East Bay program that has been ongoing since the first quarter of this year, EPL has achieved a 90% success rate to date with its activities so far, including five workovers, two sidetracks and three drillwells. The most recent wells that were brought on line in the third quarter of 2010 include the SL 1008 #137 and the SL 999 #19st wells, which combined are producing over 725 Boe per day on a gross basis. Toward the end of the third quarter the Company also commenced the drilling of the SL 20335 #1 well, which was targeting shallow reserves in an untested fault block within the field. The well found noncommercial quantities of hydrocarbons and was plugged in early October. The total exploration expense for the well is approximately $2.5 million, of which $1.0 million was expensed in the third quarter. Currently, the Company is drilling the SL 998 #194, a horizontal well with a planned 500 to 700 foot lateral section. The Company expects to complete one more project in the state waters of its East Bay field during the fourth quarter. The Company has also plugged and abandoned 79 wells and removed 34 jackets in the Company’s ongoing program at its East Bay field.

Hanna continued, “Our 2010 capital budget, which has been focused on high quality development projects concentrated in our oil-rich East Bay field, has proceeded as planned. The quick production cycle times associated with our rig activities coupled with better than anticipated performance within several of our field areas allowed us to average slightly above the upper end of our production guidance range for the third quarter. We now expect to be nearer to the middle of our full year production guidance range for full year 2010.”

Fourth Quarter and Full Year 2010 Guidance

	4Q 2010	Full year 2010
ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES
Net Production (per day):
Oil, including NGLs (Bbls)	6,000-7,000	6,500-7,500
Natural gas (Mcf)	30,000-36,000	39,000-45,000
Total (Boe)	11,000-13,000	13,000-15,000
Percent Oil, including NGLs (using midpoint of guidance)	54%	50%

Swap Contracted Volume
Oil (barrels)	802	2,084
% of Oil swap contracted	11-13%	28-32%
% of Boe swap contracted	6-7%	14-16%
Average Swap Price Level	$70.18	$68.42

ESTIMATED EXPENSES (in Millions, unless otherwise noted)

Lease Operating (including energy insurance)	$13.0-14.0	$52.0-56.0
General & Administrative (cash and non-cash)	$3.6-4.8	$17.4-18.7
Taxes, other than on earnings (% of revenue)	3%-5%	3%-5%
Exploration Expense	$1.5-2.0	$2.9-3.6
DD&A ($/Boe)	$21.00-25.00	$21.00-25.00
Interest Expense	$0.4-0.8	$9.1-9.6

Conference Call Information

EPL has scheduled a conference call for today, November 4, 2010 at 9:00 A.M. Central Time/10:00 A.M. Eastern Time to review results for the third quarter and the first nine months of 2010. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 22578306.

The call will be available for replay beginning two hours after the call is completed through midnight of November 18, 2010. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 22578306.

The conference call will be webcast live as well as for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston, TX. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

###	10-019

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Oil and natural gas	$56,237	$46,072	$185,083	$134,583
Other	34	37	104	302

	56,271	46,109	185,187	134,885

Costs and expenses:
Lease operating	12,857	15,275	40,974	46,296
Transportation	251	270	1,053	699
Exploration expenditures and dry hole costs	1,291	332	3,928	1,650
Impairments	12,366	1,502	24,020	8,082
Depreciation, depletion and amortization	25,323	29,750	81,284	95,944
Accretion of liability for asset retirement obligations	3,200	1,859	9,644	5,536
General and administrative	4,807	2,620	13,870	19,493
Taxes, other than on earnings	3,106	3,212	7,419	5,987
Loss on abandonment activities	276	3,159	853	3,732
Other	(20)	(15)	(106)	(26)

Total costs and expenses	63,457	57,964	182,939	187,393

Business interruption recovery	—	—	—	1,185

Income (loss) from operations	(7,186)	(11,855)	2,248	(51,323)
Other income (expense):
Interest income	8	—	105	47
Interest expense	(726)	(1,576)	(8,873)	(17,813)
Gain (loss) on derivative instruments	(3,918)	—	1,115	2,728
Loss on extinguishment of debt	—	—	(5,627)	—

	(4,636)	(1,576)	(13,280)	(15,038)

Loss before reorganization items, loss on discharge of debt, fresh start adjustments and income taxes	(11,822)	(13,431)	(11,032)	(66,361)

Reorganization items	—	(11,596)	—	(24,198)

Loss on discharge of debt	—	(2,666)	—	(2,666)

Fresh start adjustments	—	57,111	—	57,111

Income (loss) before income taxes	(11,822)	29,418	(11,032)	(36,114)
Income taxes	3,976	—	3,692	—

Net income (loss)	$(7,846)	$29,418	$(7,340)	$(36,114)

Net income (loss), as reported	$(7,846)	$29,418	$(7,340)	$(36,114)
Add back:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	3,018	—	(8,298)	—
Impairments	12,366	1,502	24,020	8,082
Loss on extinguishment of debt	—	—	5,627	—
Deduct:
Income tax adjustment for above items	(5,169)	—	(7,152)	—

Adjusted Non-GAAP net income (loss)	$2,369	$30,920	$6,857	$(28,032)

EBITDAX Reconciliation:

Net income (loss), as reported	$(7,846)	$29,418	$(7,340)	$(36,114)
Add back:
Income taxes	(3,976)	—	(3,692)	—
Net interest expense	718	1,576	8,768	17,766
Depreciation, depletion, amortization and accretion	28,523	31,609	90,928	101,480
Impairments	12,366	1,502	24,020	8,082
Loss on extinguishment of debt	—	—	5,627	—
Exploration expenditures and dry hole costs	1,291	332	3,928	1,650
Loss on abandonment activities	276	3,159	853	3,732
Less impact of:
Reorganization items, loss on discharge of debt and fresh-start adjustments	—	(42,849)	—	(30,247)
Unrealized (gain) loss due to the change in fair market value of derivative contracts	3,018	—	(8,298)	—

EBITDAX	$34,370	$24,747	$114,794	$66,349

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts reorganization items, loss on discharge of debt and fresh-start adjustments and the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$(7,846)	29,418	(7,340)	(36,114)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	25,323	29,750	81,284	95,944
Accretion of liability for asset retirement obligations	3,200	1,859	9,644	5,536
Loss on discharge of debt	—	2,666	—	2,666
Fresh start adjustments	—	(57,111)	—	(57,111)
Unrealized loss (gain) on derivative contracts	3,018	—	(8,298)	—
Non-cash compensation expense	256	1,423	995	3,689
In-kind interest on PIK Notes	—	—	(3,395)	—
Deferred income taxes	(3,976)	—	(3,692)	—
Exploration expenditures	986	98	2,813	126
Impairments	12,366	1,502	24,020	8,082
Amortization of deferred financing costs and discount on debt	291	355	748	8,356
Loss on abandonment activities	276	3,158	853	3,732
Other	—	1	—	3
Changes in operating assets and liabilities:
Trade accounts receivable	338	(3,558)	4,587	4,807
Other receivables	1,675	(1,350)	3,376	194
Prepaid expenses	(703)	(449)	(1,533)	677
Other assets	(280)	(513)	342	(641)
Accounts payable and accrued expenses	658	7,226	3,661	(2,414)
Other liabilities	(6,078)	(9,269)	(11,073)	(23,166)

Net cash provided by operating activities	$29,504	5,206	96,992	14,366

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	29,504	5,206	96,992	14,366
Changes in working capital	4,390	7,913	640	20,543
Non-cash exploration expenditures and impairments	(13,352)	(1,600)	(26,833)	(8,208)
Total exploration expenditures, dry hole costs and impairments	13,657	1,834	27,948	9,732

Discretionary cash flow	$34,199	$13,353	$98,747	$36,433

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management’s belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	6,219	4,992	6,615	5,127
Natural gas (Mcf)	41,102	59,025	45,158	61,029
Total (Boe)	13,069	14,830	14,142	15,299
Average Sales Prices:
Oil (per Bbl)	$69.72	61.77	70.60	49.88
Natural gas (per Mcf)	4.32	3.26	4.67	3.89
Average (per Boe)	46.77	33.77	47.94	32.22
Oil and Natural Gas Revenues (in thousands):
Oil	$39,891	28,372	127,507	69,812
Natural gas	16,346	17,700	57,576	64,771
Total	56,237	46,072	185,083	134,583

Impact of derivatives settled during the period (1):

Oil (per Bbl)	$(1.57)	—	(4.03)	1.82

Natural gas (per Mcf)	—	—	0.01	0.01

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$10.69	11.20	10.61	11.09
Depreciation, depletion and amortization	21.06	21.81	21.05	22.97
Accretion expense	2.66	1.36	2.50	1.33
Taxes, other than on earnings	2.58	2.35	1.92	1.43
General and administrative	4.00	1.92	3.59	4.67

(1)	The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$30,227	$26,745
Trade accounts receivable—net	23,371	27,958
Receivables from insurance	2,088	5,464
Fair value of commodity derivative instruments	314	914
Deferred tax assets	5,128	5,768
Prepaid expenses	4,473	2,940

Total current assets	65,601	69,789

Property and equipment	689,681	648,517
Less accumulated depreciation, depletion and amortization	(142,656)	(37,535)

Net property and equipment	547,025	610,982

Restricted cash	9,981	22,147
Other assets	2,399	3,647
Deferred financing costs — net of accumulated amortization	2,479	2,663

	$627,485	$709,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,288	$14,047
Accrued expenses	33,543	32,822
Asset retirement obligations	9,168	10,830
Current portion of long-term debt	12,500	18,750
Fair value of commodity derivative instruments	7,192	10,256

Total current liabilities	79,691	86,705

Long-term debt	—	58,590
Asset retirement obligations	60,407	59,150
Deferred tax liabilities	12,620	16,953
Fair value of commodity derivative instruments	768	7,519
Other	20	224

	153,506	229,141

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at September 30, 2010 and December 31, 2009.	—	—
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued and outstanding 40,091,237 and 40,021,770 at September 30, 2010 and December 31, 2009, respectively.	40	40
Additional paid-in capital	502,291	501,059
Accumulated deficit	(28,352)	(21,012)

Total stockholders’ equity	473,979	480,087

	$627,485	$709,228